Exhibit 99.1

THE PEOPLES BANK & TRUST COMPANY

401(k) PLAN

PLAN MERGER AMENDMENT

Whereas, The Peoples Bank & Trust Company (the “Bank”) sponsors The Peoples Bank & Trust Company Employee Stock Ownership Plan, which is an individually designed plan (the “ESOP”), The Peoples Bank & Trust Company Money Purchase Pension Plan, which is maintained in the form of a nonstandardized prototype plan sponsored by SouthEastern Employee Benefit Services, Inc. (the “Money Purchase Plan”), and The Peoples Bank & Trust Company 401(k) Plan, which is maintained in the form of a nonstandardized prototype document sponsored by SouthEastern Employee Benefit Services, Inc., each of which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

Whereas, the Bank now desires to merge such plans into a single plan, with the surviving plan being The Peoples Bank & Trust Company 401(k) Plan (the “Plan”), such merger to be effective as of December 31, 2004 (the “Merger Date”);

Now, Therefore, the Plan shall be amended as follows, such amendment to be effective as of the Merger Date or such other dates as may be expressly set forth below:

1. Construction. This Plan Merger Amendment is intended to form a part of the Plan, which shall be an individually designed plan consisting of the Nonstandardized 401(k) Plan Adoption Agreement sponsored by Southeastern Employee Benefit Services, Inc. (the “Adoption Agreement”), its related Basic Plan Document No. 01, and any appendices or amendments to such documents, including this Plan Merger Amendment. This Plan Merger Agreement is intended to supercede and replace Appendix D to the Plan. To the extent the terms of this Plan Merger Amendment shall conflict with the terms of the Plan, the terms of this amendment shall govern.

2. Definitions. Unless otherwise defined below, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

The term Account or Accounts shall mean the aggregate of a Participant’s ESOP Account, Money Purchase Account, Nondiscretionary Contribution Account, Matching Account, Salary Deferral Account, and such additional account or accounts as may be established under the Plan.

The term Designated Dividend shall mean a Dividend that the Bank has designated for deduction under Code Section 404(k).

The term Dividend shall mean a cash distribution paid by The Peoples Holding Company (the Holding Company) with respect to its Qualifying Employer Securities, which is characterized as a dividend under state law.

The term Dividend Declaration Date shall mean the date on which a Dividend is declared by the Board of Directors of the Holding Company.

The term Dividend Record Date shall mean the date designated by the Holding Company’s Board of Directors as the date on which shareholders eligible to receive a Designated Dividend shall be determined.

The term Earmarked Account shall mean the portion of a Participant’s Account that is intended to comply with the provisions of ERISA Section 404(c) and Appendix C to the Plan.

The term Eligible Participant means with respect to each Plan Year commencing on or after the Effective Date, a Participant in the Plan as of the last day of the immediately preceding Plan Year and a Participant who first becomes eligible to participate in the Plan during such Plan Year.

The term ESOP Account means an Account maintained hereunder that is credited with the amount allocable to a Participant’s account in the ESOP as of December 31, 2004, as the same may be adjusted for earnings, gains or losses, from time to time.

The term Ex-Dividend Date means the date designated by the American Stock Exchange for the receipt of a Dividend with respect to Qualifying Employer Securities, which date is ordinarily two business days before the Holding Company’s dividend record date.

The term Nondiscretionary Contribution means a contribution made by the Company on or after January 1, 2005, in accordance with the provisions of paragraph 7 hereof.

The term Nondiscretionary Contribution Account means an Account maintained hereunder that is credited with Nondiscretionary Contributions and adjusted, from time to time, for earnings, gains and losses.

The term Money Purchase Account means an Account maintained hereunder that is credited with the amount allocated to a Participant’s account in the Money Purchase Plan as of December 31, 2004, as adjusted for income, gain or loss, from time to time.

The term Qualifying Employer Securities shall mean $5.00 par value voting common stock issued by the Holding Company, which securities are actively traded on the American Stock Exchange.

The term Qualifying Employer Securities Fund shall mean the unitized investment fund maintained by the Trustee, the assets of which are invested primarily or solely in Qualifying Employer Securities.

3. Status of Plan. Amounts allocated to the Qualifying Employer Securities Fund, as determined from time to time, shall be deemed to constitute a stock bonus plan that is designated as an employee stock ownership plan within the meaning of Code Section 4975(e)(7), the assets of which are invested primarily or solely in Qualifying Employer Securities.

4. Vesting Rules. Notwithstanding any provision of the Plan to the contrary, Dividends paid on Qualifying Employer Securities allocated to the Qualifying Employer Securities Fund, from time to time, shall be fully vested and nonforfeitable; provided however, that the provisions of this Plan Merger Amendment shall not otherwise modify the vesting schedule applicable to the underlying Qualifying Employer Securities held in such fund.

Amounts allocated to a Participant’s Money Purchase and Nondiscretionary Contribution Accounts shall be subject to the vesting schedule set forth in Item 2.1 of the EGTRRA Amendment to the Adoption Agreement; amounts allocated to a Participant’s ESOP Account shall be fully vested and nonforfeitable at all times.

5. Investment and Designation of Accounts. The following Accounts shall constitute Earmarked Accounts within the meaning of Appendix C to the Plan:

a.	Amounts allocated to a Participant’s 401(k) Account, Rollover Account and Matching Contribution Account; and

b.	Amounts allocated to a Participant’s ESOP Account that are subject to diversification as provided in paragraph 17 hereof.

Except as provided in paragraph 17 hereof, amounts allocated to an ESOP Account maintained hereunder shall be and remain invested in the Qualifying Employer Securities Fund. Amounts allocated to a Money Purchase or Nondiscretionary Contribution Account shall be aggregated and invested and reinvested as a single account in accordance with the instructions of the Trustee, which may include the designation of a discretionary investment advisor.

6. Valuation. Notwithstanding any provision of the Plan to the contrary, Earmarked Accounts shall be subject to valuation on a daily basis; amounts allocated to an ESOP Account, a Nondiscretionary Contribution Account or to a Money Purchase Account shall be valued as of the last day of each Plan Year and at such other time or times as the Plan Administrator may, from time to time, designate.

7. Additional Contributions. In addition to any amount otherwise provided under the Plan, for Plan Years beginning on or after January 1, 2005, the Employer shall make a Nondiscretionary Contribution to be determined and allocated as follows:

a.	5% of each Affected Participant’s Compensation; and

b.	5% of each Affected Participant’s Compensation in excess of the Social Security wage base, as may be adjusted from time to time.

Such amount shall be allocated to each Affected Participant’s Nondiscretionary Contribution Account. For this purpose, a Participant who satisfies the allocation conditions set forth in Item 19 of the Adoption Agreement as of the last day of each Plan Year or a Participant who dies, terminates his or her employment on or after the Normal Retirement Age or becomes Disabled during the Plan Year shall be an “Affected Participant” hereunder.

A contribution hereunder shall be made as of the last day of the Plan Year and shall be delivered to the Trustee no later than the due date, including extensions of the Employer’s Federal income tax return for the applicable period. Notwithstanding the foregoing, the Employer may elect to calculate and deliver any such contribution for the benefit of a Participant who died, terminated his or her employment on or after the Normal Retirement Age or became Disabled prior to the last day of the Plan Year in which such death, Disability or termination of employment occurs.

No additional contributions shall be made to an ESOP Account established hereunder.

8. In-Service Withdrawals. Amounts allocated to a Participant’s Money Purchase Account, Nondiscretionary Contribution Account, and ESOP Account shall not be eligible for in-service withdrawal.

9. Loans. Amounts allocated to a Participant’s Money Purchase Account, Nondiscretionary Contribution Account, and ESOP Account shall not be eligible for borrowing in accordance with the provisions of Item 60 of the Adoption Agreement and shall not be taken into account for purposes of determining the amount available for borrowing under the Plan.

10. Manner of Distribution. Amounts allocated to a Participant’s ESOP Account may be distributed in the form of a single-sum payment or installments at the time or times prescribed in items 51, 52 and 53 of the Adoption Agreement. Notwithstanding any provision of the Plan to the contrary, all other amounts allocated to the Accounts of a Participant hereunder shall be aggregated and distributed in accordance with the joint and survivor annuity rules contained in the Plan, unless the Participant elects to receive his or her Account in the form of a single-sum payment and the time and form of such election satisfy the requirements of the Plan.

11. Maintenance of Qualifying Employer Securities Fund. Amounts allocated to the Qualifying Employer Securities Fund shall be invested and reinvested in Qualifying Employer Securities. The acquisition and disposition of such securities shall be made by the Trustee (or its designee) in accordance with the provisions of this Plan Merger Amendment and the Plan. If the Trustee determines that the Qualifying Employer Securities Fund shall hold a portion of its assets in cash or cash equivalents, such portion shall be the minimum amount reasonably necessary to facilitate administration and/or distributions thereunder.

Qualifying Employer Securities may be acquired from shareholders of the Holding Company or directly from the Holding Company, on the open market or by private purchase, in the discretion of the Plan Administrator or the Trustee; Qualifying Employer Securities may be disposed of in like manner. Neither the Trustee, the Holding Company, the Bank nor the Plan Administrator shall have any responsibility or duty to anticipate market conditions or changes in the value of Qualifying Employer Securities in order to maximize return or minimize loss with respect to any acquisition or disposition of such securities.

Notwithstanding any method used by the Trustee to administer and value the Qualifying Employer Securities Fund, as of each Dividend Record Date or such other dates as may be designated by the Plan Administrator, a Participant invested in such fund shall be deemed to be allocated Qualifying Employer Securities in the number determined by multiplying (a) the number of shares (including fractional shares) of Qualifying Employer Securities held by the fund as of such date, by (b) a fraction, the numerator of which is the value of the Participant’s interest in such fund as of the affected Dividend Record Date and the denominator of which is the total value of such fund as of such date.

12. Dividend Distributions. The Holding Company shall notify the Plan Administrator whether any Dividend payable with respect to Qualifying Employer Securities shall be treated as a Designated Dividend hereunder. Any such designation shall be made orally, in writing or by such other means as may be acceptable to the Plan Administrator. Any such designation can relate to a specific Dividend Declaration Date or such designation can relate to such Dividend or Dividends as may be declared during a designated period.

The Plan Administrator (or its designee) shall cause to be distributed to each Eligible Participant in accordance with this paragraph 12 any Designated Dividend, subject to the following special rules:

a.	Within a reasonable period before the first day of each Plan Year, each Eligible Participant shall be entitled to elect (i) to receive distribution of Designated Dividends payable hereunder in the form of cash (any such Participant referred to herein as an “Electing Participant”), or (ii) to reinvest the amount of such Dividends in the Qualifying Employer Securities Fund. Any such election shall be made by such means as may be acceptable to the Plan Administrator. Any such election shall be deemed irrevocable as of the last day of the Plan Year that immediately precedes the Plan Year with respect to which the election relates (the “Election Date”). The Plan Administrator, in its discretion, may permit additional elections after an Election Date, but only to the extent necessary to comply with the provisions of Code Section 404(k) or with respect to Eligible Participants who first commence participation in the Plan during the affected Plan Year.

b.	If an Eligible Participant fails to make an election in accordance with subparagraph (a) hereof, he or she shall be deemed to have elected the reinvestment of Designated Dividends in the Qualifying Employer Securities Fund.

c.	Dividends that may constitute Designated Dividends hereunder shall be allocable to each Participant who owns an interest in the Qualifying Employer Securities Fund as of each ex-dividend date in proportion to the number of shares of Qualifying Employer Securities (including fractional shares) allocated to each such Participant as of such date in accordance with the provisions of paragraph 11 hereof.

d.	The principal amount of any Designated Dividend shall ordinarily be distributed from the Plan at least as frequently as annually, not later than 90 days after the close of the Plan Year in which such Designated Dividends were otherwise paid; provided, however, that nothing contained herein shall prohibit the Plan Administrator from earlier distributing such amounts.

e.	If Designated Dividends are held in trust pending distribution hereunder, the Plan Administrator may direct the Trustee to invest such amounts in a manner intended to preserve principal; provided, however, that any income or gain with respect to such dividends shall not be subject to distribution hereunder.

f.	Fees and expenses incurred to effect a distribution of Designated Dividends hereunder shall be deemed individual expenses that are allocated to and borne by each Electing Participant as a condition of such distribution.

g.	The Plan Administrator may adopt, from time to time, such additional rules and procedures as may be reasonably necessary to administer the election described in this paragraph 12.

13. Pass-Through of Voting Rights. Qualifying Employer Securities allocated to the accounts of Participants and Beneficiaries (determined in accordance with paragraph 11 hereof) shall be voted in accordance with the directions of each such Participant or Beneficiary.

As soon as administratively feasible before each annual or special shareholders meeting of the Holding Company, the Trustee or the Plan Administrator (or a designee thereof) shall furnish to each Participant and Beneficiary a copy of any proxy solicitation material furnished to shareholders of the Holding Company, together with a form requesting confidential instructions on how Qualifying Employer Securities allocated to such Participant’s or Beneficiary’s Account are to be voted. Upon timely receipt of such instructions, the Trustee, the Plan Administrator or such designee shall vote the securities as instructed. The instructions received from Participants and Beneficiaries shall be held in strict confidence and shall not be divulged or released to any person, including officers or Employees of the Holding Company or the Bank, except to the extent necessary to vote such securities as contemplated hereunder.

Neither the Bank, the Holding Company, the Trustee nor the Plan Administrator shall make recommendations to Participants on whether to vote or how to vote. Qualifying Employer Securities with respect to which no instructions are received from Participants shall not be voted.

14. Tender Offers. The Plan Administrator or the Trustee (or an unrelated third-party recordkeeper) shall notify each Participant and Beneficiary of a tender or other exchange offer and utilize its best efforts to distribute to Participants and Beneficiaries in a timely manner all information distributed to other shareholders of the Bank in connection with any such offer. Each Participant and Beneficiary shall have the right to instruct the Trustee, the Plan Administrator or the recordkeeper, in writing, as to the manner in which to respond to any tender or exchange offer with respect to Qualifying Employer Securities allocated to his or her accounts in accordance with paragraph 11 hereof. Such instructions shall be held in strict confidence and shall not be divulged or released to any person, including any officer or director of the Bank or the Holding Company, except as may be required to implement the provisions of this paragraph 14.

15. Stock Dividends and Splits. Qualifying Employer Securities received by the Trustee as the result of a stock dividend, stock split, reorganization or other recapitalization of the Bank shall be allocated to each Participant invested in the Qualifying Employer Securities Fund as of the applicable record date. Allocation to each Participant shall be made in the same proportion that the Qualifying Employer Securities were allocated to such Participant as of the applicable record date.

16. Form of Distribution. As to any distribution occurring after the Merger Date, Any amount held in the Qualifying Employer Securities Fund shall be distributed in the form of Qualifying Employer Securities, with cash distributed in lieu of a fractional share. Distribution in the form of Qualifying Employer Securities hereunder may be delayed to the extent necessary to register such shares or otherwise comply with applicable securities laws. Shares may bear such legends as the Holding Company, in its discretion, determines are necessary or appropriate.

17. Right of Diversification. A Participant for whom an ESOP Account is maintained hereunder shall have the right to elect to diversity such account, subject to the following:

a.	Such Participant shall be entitled to make an election hereunder, provided he or she has attained age 55 and completed ten years of participation in the ESOP; for this purpose, after the Merger Date periods of participation in this Plan shall be taken into account.

b.	The maximum amount that may be diversified annually shall be 25% of the number of shares of Qualified Employer Securities allocated to such Eligible Participant’s ESOP Account. Notwithstanding the preceding sentence, with respect to the last Plan Year in which a Participant is entitled to make a diversification election hereunder, such Participant shall be entitled to diversify a maximum of 50% of the number of shares of Qualified Employer Securities then allocated to his or her ESOP account.

c.	Diversification elections hereunder shall be made, in writing in a manner acceptable to the Plan Administrator, and delivered to the administrator within 90 days after the close of the Plan Year to which the election applies.

d.	Any amount with respect to which a Participant makes a diversification election shall be treated as an Earmarked Account hereunder.

e.	Subject to the limitations of this paragraph 17, a Participant shall be entitled to make a diversification election hereunder during the six-year period commencing as of the first day of the Plan Year in which such Participant satisfies the requirements of subparagraph (a)hereof.

18. Conforming Amendments. Without the necessity of further approval, the Plan Administrator shall make such conforming amendments to the Adoption Agreement as may be necessary or desirable to reflect the terms of this Plan Merger Amendment, each of which shall be effective as of the date specified herein.

This Plan Merger Amendment was approved by the Board of Directors of the Bank on December 21, 2004, to be effective as of the Merger Date defined above.

WITNESSES:	THE PEOPLES BANK & TRUST COMPANY

/s/ Catherine Fitzpatrick SVP	By:	/s/ Hollis Ray Smith

/s/ Patsy Brandon	It’s:	Human Resource Director

	Date:	December 31, 2004